

American (b. 1976)

Dana Schutz

SOLD OUT

100% Progress



The Painting

Bought at auction in March '25, this painting is one of our smallest initial offerings to date. It features a rare subject matter for this artist.

Initial Offering Price	$171,000
Offering Circular	sec.gov
Deal Sheet	Download

Blue-Chip

Since 2020,
which has he
new collecto



Fundamentals

Rare subject: This cat portrait is a rare animal subject for Schutz, who more frequently paints people.

Recent Market Expansion: Schutz's market expanded rapidly following her participation in the 2017 Whitney Biennial. Since 2019, she's set all of her top 10 auction records.

Record Price: In 2020, Schutz's painting Elevator sold for $6.5 million in Hong Kong, indicating new market heights and global demand for her work.

Institutional Collection: Schutz has been collected by some of the most prestigious museums in the world, including the Met, MoMA, the Guggenheim, the Whitney, and LACMA, among many others.

Blue-Chip Representation: Since 2020, Schutz has been represented by global mega-gallery David Zwirner, connecting her with new institutions and collector bases.

Accelerating Appreciation: Between 2014-2024, similar works have appreciated at a rate of 8.5% annually. Over the past 10 years, though, that rate has nearly doubled to 16.1% (2016-2024), signaling momentum for this style.

Auction Deal for Low Price: We purchased this painting at the recent mid-season sales in New York for what we believe is a very good deal amid Schutz's larger market.

Small Initial Offering: This is one of our smallest initial offerings to date. Smaller offerings can appreciate faster and have a larger collector universe.

The Artist

Dana Schutz (b. 1976, Livonia, Michigan) is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives. Often depicting deformed, enigmatic figures, her expressive canvases convey emotions and psychological states of mind that reveal the complications, tensions, and ambiguities behind contemporary life.

Emerging

Artist Risk Classification



Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Emerging based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

Guggenheim Museum
New York, NY

LACMA
Los Angeles, CA

Metropolitan Museum of Art
New York, NY

Museum of Modern Art
New York, NY

Whitney Museum of American Art
New York, NY

Financials

Price Appreciation of Similar Works

8.5%



$400k
$300k
$200k
$100k
$0
2014
2016
2018
2020
2022
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
Falling Cat	2011	60 × 48 in in	3/24/2025	$171,000
Daytona	2005	36 × 32 in	9/30/2024	$126,000
Tom	2007	40 × 30 in	9/29/2022	$108,000
First Telepathic Email 第一封心靈感應電子郵件	2006	31 × 40 in	4/19/2021	$390,096
Ocular	2010	47 × 40 in	10/3/2019	$308,336
Boy With Bubble	2015	40 × 50 in	5/25/2019	$350,361
First Telepathic Email	2006	31 × 40 in	5/16/2019	$250,000
Qvc (I'M Into Minimalist Tatoos)	2008	40 × 36 in	3/7/2017	$28,914
Old People	2008	32 × 36 in	2/11/2016	$39,886
Turtleneck	2011	56 × 63 in	11/12/2014	$209,000

SHOW LESS

DANA
SCHUTZ

b. 1976, UNITED STATES



$171,000

INITIAL OFFERING

8.5%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

24.5%

RECORD PRICE APPRECIATION[3]

Oil on canvas | 60 × 48 in.

Dana Schutz is an American contemporary artist internationally recognized for her vibrant narrative paintings that blur the line between figuration and abstraction.

The Artwork is a whimsical example of Dana Schutz's vibrant, emotion-filled paintings. 2011 was a significant year for Dana Schutz marked by her first retrospective exhibition and a new record price at auction, which positioned her as a leading emerging artist. The Artwork is a rare animal painting by Dana Schutz, who more frequently paints people. She conveys the same psychological depth in her representation of a cat as she does in her representations of figures. The upside-down cat highlights their ability to land on their feet falling from great heights, perhaps a metaphor for the human psyche. The Artwork is a vertically-oriented canvas painting featuring an upside down white cat with brown spots mid-fall with all four legs extended upwards. The cat has particularly expressive, wide yellow eyes. Auction records for artworks similar in style, scale, and period are led by First Telepathic Email (2006), which sold for $389,639 (HKD 3,024,000) at Sotheby's Hong Kong on April 20, 2021, followed by Boy with Bubble (2015), which sold for $350,353 (HKD 2,750,000) at Phillips Hong Kong on May 26, 2019, and Ocular (2010), which sold for $308,296 (£250,000) at Sotheby's London on October 4, 2019. The Artwork was previously bought-in at Tajan Paris on November 29, 2023.

THE ARTIST'S AUCTION RECORDS ARE LED BY ELEVATOR (2017), WHICH SOLD FOR $6,456,499 (HKD 50,050,000) AT CHRISTIE'S HONG KONG ON DECEMBER 2, 2020, THE FISHERMEN (2021), WHICH SOLD FOR $2,970,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND CIVIL PLANNING (2004), WHICH SOLD FOR $2,420,000 AT SOTHEBY'S NEW YORK ON MAY 16, 2019.

Dana Schutz is represented by David Zwirner and Thomas Dane Gallery. She has also been the subject of solo exhibitions at the Louisiana Museum of Modern Art in Humlebaek, Denmark, the Museum of Contemporary Art in Denver, the Atlanta Contemporary Art Center in Georgia, the Institute of Contemporary Art in Boston, the Douglas Hyde Gallery in Dublin, and the Museo d'Arte Moderna e Contemporanea di Trento e Rovereto in Italy, among others. Schutz's work is held in numerous renowned public collections, including the Cleveland Museum of Art in Ohio, the Hammer Museum in Los Angeles, the Institute of Contemporary Art in Boston, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, and the Whitney Museum of American Art in New York. Her auction market is characterized by a low level of auction volume based on $1.7 million in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by Elevator (2017), which sold for $6,456,499 (HKD 50,050,000) at Christie's Hong Kong on December 2, 2020, The Fishermen (2021), which sold for $2,970,000 at Christie's New York on May 11, 2021, and Civil Planning (2004), which sold for $2,420,000 at Sotheby's New York on May 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


390096
350361
308336
250000
209000
126000
108000
39886
28914
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Dana Schutz (b. 1976, Livonia, Michigan) is an American contemporary artist internationally recognized for her vibrant narrative paintings that blur the line between figuration and abstraction. Schutz received a BFA from the Cleveland Institute of Art in 2000 and went on to complete a MFA at Columbia University in 2002. She also completed residencies at the Skowhegan School of Painting and Sculpture residency in Skowhegan, Maine, and the Norwich School of Art and Design in the United Kingdom. Schutz uses abstraction in narrative paintings to effectively communicate complex and subjective human experiences, creating claustrophobic, multilayered compositions. Her first solo exhibition, Frank from Observation, was held in 2002 at Zach Feuer Gallery in New York, and she was invited to participate in the Venice Biennale the following year. In 2004, Schutz held her first solo museum exhibition at the Nerman Museum of Contemporary Art, Johnson Community College in Overland Park, Kansas. In 2011, the Neuberger Museum of Art, Purchase College, State University of New York, organized a retrospective of the artist's work, Dana Schutz: If the Face Had Wheels, which featured a decade of paintings and drawings and traveled to the Miami Art Museum and the Denver Art Museum from 2012 to 2013. Since then, she has continued to exhibit her work globally at prestigious institutions and galleries. In 2023, Phaidon published the artist's first comprehensive monograph. Schutz lives and works in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Dana Schutz with the following criteria: Oil on canvas paintings created between 2005 and 2015 that measure between 30 inches by 30 inches and 70 inches by 70 inches. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Dana Schutz have a record price compound annual growth rate (“CAGR”) of 24.5% from November 9, 2005 to December 31, 2024. This calculation is based on (i) a record price of $80,000 on November 9, 2005, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,353,285, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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